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                                                                EXHIBIT 10.10



                              EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT dated as of November 1, 1994 (the "Agreement"), between PSF Finance L.P., a Delaware limited partnership ("LP"), and David Mitchell (the "Employee").

     WHEREAS, LP desires to employ the Employee in its Premium Standard Farms of Texas Division and to assure itself of the continued services of the Employee for the term of employment provided for in this Agreement, and the Employee desires to be employed by LP in its Premium Standard Farms of Texas Division for such period, upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

     1. EMPLOYMENT AND DUTIES

        1.1. General. LP hereby employs the Employee, and the Employee agrees to serve, as Vice President of Operations of the Premiums Standard Farms of Texas Division of LP, and as Vice President of Operations/Texas of Premium Standard Farms, Inc. ("Farms"), upon the terms and conditions herein contained. In such capacities, the Employee agrees to serve the Premium Standard Farms of Texas Division of LP and Farms faithfully and to the best of his ability under the direction of Dennis W. Harms, Co-Chairman and Chief Executive Officer of the Premium Standard Farms of Texas Division of LP ( the "CEO") or such other person as may be designated by the CEO of the Premium Standard Farms of Texas Division of LP from time to time. The Employee agrees that he will serve as Vice President of Operations/Texas of Farms for no compensation. The Employee also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of any affiliate of LP; provided, however, that such position shall be of no less status relative to such affiliate as the position that the Employee holds pursuant to the first sentence of this Section 1.1 with respect to Farms.

        1.2. Term of Employment. The Employee's employment under this Agreement shall commence on November 1, 1994 (the "Effective Date") and shall terminate on the earlier of (i) November 1, 1999, or (ii) termination of the Employee's employment pursuant to this Agreement. This initial term, however, shall be automatically extended without further action of either party for additional one-year periods, unless written notice of either party's intention not to extend has been given to the other party hereto at least three months prior to the expiration of the then effective term (the period commencing on the Effective Date and ending on November 1, 1999, or such later date to which the term of the Employee's employment shall have been extended is hereinafter referred to as the "Employment Term").

        1.3. Duties. For the Employment Term, the Employee agrees to render full-time service to the Premium Standard Farms of Texas Division of LP as Vice President of Operations and to Farms as Vice President of Operations/Texas, and in connection therewith to perform such duties, not inconsistent with the Employee's positions, as the Employee may be reasonably


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directed to perform by the CEO of the Premium Standard Farms of Texas
Division of LP, the CEO of Farms or such other person as may be designated by the CEO of the Premium Standard Farms of Texas Division of LP from time to time. For purposes of this Agreement, "full-time service" means the rendering of employment services pursuant to the terms of this Agreement at the Premium Standard Farms of Texas Division's and Farms' headquarters locations, or such other locations as may be directed by the CEO of the Premium Standard Farms of Texas Division of LP or such other person as may be designated by the CEO of the Premium Standard Farms of Texas Division of LP from time to time, each day during the Premium Standard Farms of Texas Division's and Farms' regular hours of business, exclusive of vacations, paid sick leave, paid holidays, or authorized leaves of absence, unless otherwise directed by the CEO of the Premium Standard Farms of Texas Division of LP or such other person as may be designated by the CEO of the Premium Standard Farms of Texas Division of LP from time to time.

      2. COMPENSATION

         2.1. Base Salary. From the Effective Date, the Employee shall be entitled to receive a base salary ("Base Salary") at a rate of $100,000.00 per annum, payable in arrears in equal installments not less frequently than monthly in accordance with the Premium Standard Farms of Texas Division's payroll practices, with such annual increases as necessary to reflect changes in the cost of living and with such additional increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Employee's annual Base Salary.

         2.2. Annual Review. The Employee's Base Salary shall be reviewed by the Compensation Review Committee of Collings Farm, Inc., a Missouri corporation and the general partner of LP ("Collings Farm"), from time to time, in good faith, based upon the Employee's performance, not less often than annually, and such Base Salary may be increased (but not decreased) upon such review during the remainder of the Employment Term). In addition to any increases under Section 2.2, LP at any time may in its sole discretion, subject to the approval of the Compensation Review Committee of Collings Farm, increase the Employee's Base Salary.

         2.3. Equity Incentives. As of the Effective Date of this Agreement, the Employee shall be eligible to participate in the PSF Finance L.P. Equity Incentive Plan (the "Plan") and to receive the grant of an option to purchase 20,000 Units (as such term is defined in the Plan) which grant shall be conditioned upon the Employee's continuous employment by LP from the Effective Date of this Agreement through May 1, 1995.

     3.  EMPLOYEE BENEFITS

         3.1. General. The Employee shall be included, to the extent eligible thereunder by virtue of his position, tenure, salary, age and other qualifications, in all employee benefit plans, programs or arrangements (including, without limitation, any plans, programs or arrangements providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health and life insurance, or vacation and paid holidays) which shall be established by LP for, or made available to, its Premium Standard Farms of Texas Division employees.

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        3.2.  Company Car.  The Employee shall have the use of a car owned or leased by LP or Farms to be used by the Employee for the performance of his services under this Agreement. The value of the car shall be approximately $25,000. The Employee shall also be reimbursed for expenses associated with the use of such vehicle in accordance with the expense reimbursement policy of the Premium Standard Farms of Texas Division.

        3.3. Reimbursement of Expenses. LP will reimburse the Employee for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Employee of an itemized account of such expenditures, in accordance with the Premium Standard Farms of Texas Division's practices.

        3.4. Relocation Expenses. As soon as practicable after the Effective Date, LP shall reimburse the Employee for reasonable expenses incurred in moving the Employee's household items, including the costs of packing, loading, transfer and unloading of the Employee's furniture and other personal items. In addition, LP shall reimburse the Employee for the cost of driving no more than two personal cars from the Employee's present domicile to Dalhart, Texas. The reimbursement shall be at the rate of $ .25 per mile. The Employee shall also be entitled to reimbursement for reasonable meal and travel expenses incurred in connection with driving such cars from the Employee's present domicile to Dalhart, Texas.

     4. TERMINATION OF EMPLOYMENT

        4.1.  Termination without Cause; Resignation for Good Reason.

        4.1.1. General. Subject to the provisions of Section 4.1.2 and 4.1.3, if, prior to the expiration of the Employment Term, the Employee's employment is terminated by LP without Cause (as defined in Section 4.3), or if the Employee resigns from his employment hereunder for Good Reason (as defined in Section 4.4), LP shall continue to pay the Employee his Base Salary as of the date of termination or resignation for the lesser of (i) one year following the date of termination or resignation or (ii) the remainder of the Employment Term (such period, as applicable, being referred to hereinafter as the "Severance Period"). During the Severance Period, the Employee shall also be eligible to participate on the same terms and conditions as in effect immediately prior to such termination or resignation in all health, medical, supplemental medical and life insurance plans or programs ("Employee Welfare Plans") provided to the Employee by LP pursuant to Section 3 above at the time of such termination or resignation and which are provided by LP to its Premium Standard Farms of Texas Division employees following the date of such termination or resignation; provided, however, that the Employee's eligibility to participate in these Employee Welfare Plans shall end at such time as the Employee begins to receive coverage under comparable programs of a subsequent employer. If, during the Severance Period, the Employee is precluded from participating in any Employee Welfare Plan by its terms or applicable law, LP shall provide the Employee with benefits that are reasonably equivalent in the aggregate to those which the Employee would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding, LP shall have no obligation to continue to maintain during the Severance Period any Employee Welfare Plan solely as a result of the provisions of this Agreement.

        4.1.2. Conditions Applicable to the Severance Period. If, during the Severance Period, the Employee materially breaches his obligations under
Section 7 of this Agreement, LP

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may, upon written notice to the Employee,terminate the Severance Period and cease to make any further payments, or to provide any further benefits, described in Section 4.1.1.

           4.1.3. Death During Severance Period. In the event of the Employee's death during the Severance Period, the Severance Period shall immediately cease, LP shall not be obligated to make any further payments pursuant to this Section 4, and the provisions of Section 5.1 shall apply as though the Employee's death had occurred immediately prior to termination of the Employment Term.

           4.1.4. Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Employee. The date of resignation for Good Reason shall be the date specified in the written notice or resignation from the Employee to LP; provided, however, that no such written notice shall be effective unless the cure period specified in Section 4.4 has expired without LP having corrected, to the reasonable satisfaction of the Employee, the event or events subject to cure. If no date of resignation is specified in the written notice from the Employee to LP, the date of termination shall be the first day following such expiration of such cure period.

     4.2.  Termination for Cause; Resignation Without Good Reason.

           4.2.1. General. If, prior to the expiration of the Employment Term, the Employee's employment is terminated by LP for Cause, or if the Employee resigns from his employment hereunder other than for Good Reason, the Employee shall be entitled only to payment of his Base Salary earned through and including the date of termination or resignation. The Employee shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after such termination or resignation of employment.

           4.2.2. Date of Termination. Subject to the proviso to Section 4.3, the date of termination for Cause shall be the date of receipt by the Employee of a written Notice of Termination provided for in Section 4.2.3. The date of resignation without Good Reason shall be the date specified in the written notice of resignation from the Employee to LP, or if no date is specified therein, 10 business days after receipt by LP of written notice of resignation from the Employee.

           4.2.3. Notice of Termination. Termination of the Employee's employment for Cause shall be communicated by delivery to the Employee of a written notice from LP, stating that in the good faith opinion of LP an event constituting Cause for termination in accordance with Section 4.3 has occurred and specifying the particulars thereof (a "Notice of Termination"). For purposes of this Agreement, no purported termination of the Employee's employment for Cause shall be effective without delivery of such Notice of Termination.

           4.3. Cause. Termination for "Cause" shall mean termination of the Employee's employment because of (i) any willful material violation by the Employee of any law or regulation applicable to the business of LP or any of its affiliates or the Employee's conviction for, or guilty plea to, a felony or a crime involving moral turpitude or any willful perpetration by the Employee of a common law fraud, (ii) the Employee's commission of an act involving gross negligence on the part of the Employee in the conduct of his duties under this Agreement or any other employment or consulting agreement with another employer having a business


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relationship with LP or any of its affiliates, (iii) the Employee's commission of an act of personal dishonesty which involves personal profit in connection with LP or any other employer having a business relationship with LP or any of its affiliates, or (iv) material breach of any provision of this Agreement or any other employment or consulting agreement with another employer having a business relationship with LP or any of its affiliates, including, without limitation, the continued failure or refusal of the Employee to perform the material duties required of him as an employee of LP, or (v) any other misconduct by the Employee which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, LP or any of its affiliates; provided, however, that if any such Cause relates to the Employee's obligations under this Agreement and (x) is susceptible to cure and (y) does not constitute a repetition of such Cause, LP shall not terminate the Employee's employment hereunder unless LP first gives the Employee a Notice of Termination, and the Employee has not, within 10 business days following receipt of the notice, cured such Cause, or in the event such Cause is not susceptible to cure within such 10 business day period, the Employee has not taken all reasonable steps within such 10 business day period to cure such Cause as promptly as practicable thereafter.

           4.4. Good Reason. For purposes of this Agreement, "Good Reason" shall mean termination of the employment agreement by the Employee for reason of LP's material breach of any provision of this Agreement; provided, however, that if any such material breach relates to LP's obligations under this Agreement and (x) is susceptible to cure and (y) does not constitute a repetition of such material breach, the Employee shall not terminate his employment hereunder unless the Employee first gives LP notice of its intention to terminate and of the grounds for such termination, and LP has not, within 10 business days following receipt of the notice, cured such material breach, or in the event such material breach is not susceptible to cure within such 10 business day period, LP has not taken all reasonable steps within such 10 business day period to cure such material breach as promptly as practicable thereafter.

     5. DEATH OR PERMANENT DISABILITY

           5.1. Death. If the Employee's employment hereunder is terminated by death, LP shall, within 90 days of the date of death, make a lump sum payment to the Employee's estate (or other beneficiary designated by him in writing) equal in amount to the Base Salary as in effect on the date of death that would have been paid to the Employee over a period of three months. Thereafter, LP shall have no further obligation under this Agreement.

           5.2. Permanent Disability. In the event the Employee shall become physically or mentally disabled so that he is unable to render the services provided for by this Agreement for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, then LP may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months terminate the Employment Term for "Permanent Disability" by written notice to the Employee. LP shall, following such termination, continue to pay the Employee's Base Salary as then in effect for a period of six months, and shall continue during such period the Employee's participation in medical benefits programs then maintained for LP's Premium Standard Farms of Texas Division employees (or shall provide reasonably equivalent benefits). The Employee will use his reasonable best efforts to cooperate with any physician engaged by LP to determine whether or not Permanent Disability exists, and the determination of such


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physician made in writing to LP and the Employee shall be final and conclusive for all purposes of this Agreement. Any payments provided for in this Section 5.2 shall be offset (but not below zero) by any salary continuation payments received by the Employee under any plan, program or arrangements in which the Employee participated pursuant to Section 3 of this Agreement. Except as provided in this Section 5.2, upon termination of the Employment Term by virtue of the Employee's Permanent Disability, LP shall have no further obligation to the Employee under this Agreement.

     6. OBLIGATION TO MITIGATE DAMAGES

     The Employee shall not be required to mitigate the amount of any payment provided for in Section 4.1 by seeking other employment, but the amount of any payment provided for in Section 4.1 shall be reduced (but not below zero) by any compensation earned by the Employee as the result of his employment by another employer subsequent to termination or resignation of his employment with LP.

     7. NONCOMPETITION AND CONFIDENTIALITY

           7.1. Noncompetition. For so long as the Employee renders employment to LP or Farms and continuing for two years thereafter, the Employee shall not, without the prior written consent of LP, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor (other than as a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than LP or Farms: (x) engage in any business anywhere within the United States of America that is in competition with any business actively conducted by LP, any division of LP or Farms; (y) solicit or endeavor to entice away from LP, any division of LP or Farms any person who is, or was during the then most recent 12-month period, employed by or associated with LP, any division of LP or Farms; or (z) solicit or endeavor to entice away from LP, any division of LP or Farms any person or entity who is, or was within the then most recent 12-month period, a customer, client or prospect of LP, any division of LP or Farms. The period during which the obligations of this Section 7.1 shall apply to the Employee shall be extended by a period of time equal to any period during which the Employee shall be in breach of such obligations.

           7.2. Confidentiality. The Employee covenants and agrees with LP and Farms that he will not at any time, except in performance of his obligations to LP and Farms hereunder or with the prior written consent of LP or Farms, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with LP, any division of LP, Farms or any business associates or affiliates of LP or its divisions. The term "confidential information" includes information not previously disclosed to the public or to the trade by LP's, any division of LP's management, Farms' management or otherwise in the public domain, with respect to LP's, any division of LP's, any business associate's, Farms' or any affiliate's, products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of LP's, any division of LP's, Farms' or any affiliate's products), business plans, prospects or opportunities.


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           7.3.  Exclusive Property.  The Employee confirms that all
confidential information is and shall remain the exclusive property of LP or Farms, as the case may be. All business records, papers and documents kept or made by Employee relating to the business of LP, any of its divisions or Farms shall be and remain the property of LP or Farms, as the case may be.

           7.4. Injunctive Relief. Without intending to limit the remedies available to LP and Farms, the Employee acknowledges that a breach of any of the covenants contained in this Section 7 may result in material and irreparable injury to LP, Farms or their respective affiliates or business associates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, LP or Farms shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Employee from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7. If for any reason a final decision of any court determines that the restrictions under this Section 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

     8. MISCELLANEOUS

           8.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

     To LP:
                     PSF Finance L.P.
                     Highway 65 North
                     Princeton, MO 64673


     Attention:      David R. Ramsay
                     c/o Theodore E. Gordon, Jr.
     Telecopy:       (816) 748-4998

     To the Employee:

                     David Mitchell
                     c/o Premium Standard Farms of Texas
                     HCR No. 3, Box 322
                     Dalhart, TX 79022
                     Telecopy:           (806) 377-6280


Any such notice or communication shall be delivered in person, by cable, by telecopy (with confirmation copy of such telecopied material delivered in person or by registered or certified mail, return receipt requested) or by certified or registered mail, return receipt requested, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt, as shown by the receipt therefor, shall determine the time at which notice was given.

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           8.2.  Severability.  If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shall have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that come closest to expressing the intention of the invalid or unenforceable term or provision.

           8.3. Disputes. Any disputes between the parties to this Agreement shall be settled by arbitration in Kansas City, Missouri under the auspices of, and in accordance with the rules of, the American Arbitration Association. The decision in such arbitration shall be final and conclusive on the parties and judgment upon such decision may be entered in any court having jurisdiction thereof. Pending resolution of any dispute, any amounts payable pursuant to the terms of the Agreement shall be set aside by LP in an escrow account. Upon resolution of the dispute, such amounts held in the escrow account shall be paid to the appropriate party.

           8.4. Entire Agreement. This Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between LP and the Employee. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

           8.5. Withholding. LP shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Employee in connection with his employment hereunder.

           8.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of Missouri without reference to rules relating to conflict of law.

           8.7. Successors. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by the Employee and LP, their respective heirs, executors, administrators and, in the case of LP, its assigns. In the event of a technical dissolution and reformation of LP, the provisions of this Agreement shall be binding upon and inure to the benefit of the reformed LP, which LP from and after the date of such formation shall be deemed to be LP for purposes of this Agreement. In the event LP is merged, consolidated, liquidated by a parent corporation, or otherwise combined into one or more entities, the provisions of this Agreement shall be binding upon and inure to the benefit of the parent corporation or the entity resulting from such merger or to which the assets shall be sold or transferred, which entity from and after the date of such merger, consolidation, sale or transfer shall be deemed to be LP for purposes of this Agreement. In the event of any other assignment of this Agreement by LP, by operation of law or otherwise, LP shall remain primarily liable for its obligations hereunder. This Agreement shall not be assignable by the Employee.

           8.8. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

           8.9. Counterparts. This Agreement may be executed by either of the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

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     THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE
ENFORCED BY THE PARTIES.


     IN WITNESS WHEREOF, LP has caused this Agreement to be duly executed and the Employee has hereunto set his hand, as of the day and year first above written.

                                             PSF FINANCE L.P.

                                             By Collings Farm, Inc.,
                                             as General Partner


                                             By:  /s/ Dennis Harms
                                                --------------------------
                                             Title:
                                                   -----------------------

                                             EMPLOYEE

                                                /s/ David Mitchell
                                             -----------------------------
                                             David Mitchell




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